ATLANTIC BANK

Charles J. Margiotti III
Vice President
Corporate Lending

Atlantic Bank of New York
960 Avenue of the Americas
New York, NY 10001
Direct 212-714-7572
Facsimile: 212-695-8507
cmargiotti@abny.com

December 13, 2004

-BY FAX AND BY OVERNIGHT DELIVERY-

Wellspring Media, Inc.
Attn: Ronald Tassinari, CEO
419 Park Avenue – 20th Floor
New Ork, New York 10016

Dear Mr. Tassinari:

Reference is made to the Accounts Financing and Security Agreement with a Maximum Revolving Advance Amount of $4,500,000.00 executed by Wellspring Media, Inc. ("Wellspring") dated August 1, 2003 (the "Agreement") and to various modification letters, the most recent being dated as of August 12, 2004 extending the Expiration Date of the Agreement to November 15, 2004. Atlantic Bank of New York hereby gives notice that it has agreed to amended the Expiration Date referred to in Section 2.1 of the Agreement to January 3, 2005 subject to the following Terms and Conditions:

1. Wellspring agrees to pay Atlantic Bank $31,681.82 representing interest on the Wellspring loan accrued from November 15, 2004 through today plus an estimate of interest to be payable through January 3, 2005, such payment of interest to be paid by wire in immediately available funds not later than the close of business, Monday, December 13, 2004.

2. Wellspring agrees to pay Atlantic Bank $25,000.00 as its administration fee with such fee to be paid by wire in immediately available funds by not later than the close of business, Monday, December 13, 2004.

3. In Section 1 DEFINITIONS of the Agreement, paragraph 1.17 "Maximum Revolving Advance Amount", the reference to $4,500,000.00 is deleted and the amount of $2,349,218.50 is substituted.

4. All other conditions of the Agreement remain in full force and effect. No other changes or amendments to the Agreement are contemplated or implied.

Any referenced defaults and/or events of default are not intended as a complete list of your defaults at this time. This letter is without prejudice to the rights and remedies of Atlantic Bank and does not constitute a waiver of any of its rights or remedies, including without limitation any rights and remedies it has or may have with respect to any defaults referenced above or any other defaults or events of default under any referenced documents.

ATLANTIC BANK

Wellspring Media, Inc
December 10, 2004
Page 2

If what is outlined here is acceptable to you, please indicated your agreement and acceptance by counter-signing below.

Very truly yours,

Charles J. Margiotti III
Vice President

AGREED:
WELLSPRING MEDIA, INC.

BY: ______________________
Print Name: RONALD J. TASSINARI

Print Title: AMERICAN VANTAGE MEDIA CORPORATION SOLE SHAREHOLDER OF WELLSPRING MEDIA, INC. BY R. J. TASSINARI, CHAIRMAN OF AMERICAN VANTAGE MEDIA CORPORATION